ZAGG INC
EXECUTIVE SEVERANCE PLAN

        ZAGG Inc, a Delaware corporation (the “Company”), has adopted this ZAGG Inc Executive Severance Plan, including the attached Exhibits (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings indicated below:

1.1 “Actual Incentive Compensation” means the Participant’s cash performance bonus, if any, for the year in which the Date of Termination occurs, based on actual performance during the year in which the Date of Termination occurs.

1.2 “Base Compensation” means the Participant’s annual base salary rate in effect immediately prior to a Qualifying Termination, disregarding any reduction which gives rise to Good Reason.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cash Salary Severance” means the portion of a Participant’s Cash Severance that is based on the Participant’s Base Compensation determined in accordance with Exhibit A or Exhibit B attached hereto, as applicable.

1.5 “Cash Salary Severance Period” means the length of time over which a Participant would receive his or her Cash Salary Severance if the Cash Salary Severance were paid to the Participant according to the same schedule the Participant received his or her Base Compensation immediately prior to the Qualifying Termination.

1.6 “Cash Severance” means the Cash Salary Severance and, if applicable, the Incentive Compensation Severance, determined in accordance with Exhibit A or Exhibit B attached hereto, as applicable.

1.7 “Cause” means the occurrence of any one or more of the following events:

(a) The Participant’s theft, dishonesty, or falsification of any employment or Company records;

(b) The Participant’s improper disclosure of the Company’s confidential or proprietary information resulting in damage to the Company;

(c) Any action or inaction by the Participant which has a material detrimental effect on the Company’s reputation or business;
(d) The Participant’s failure or inability to perform any assigned duties after written notice from the Company to the Participant of, and a reasonable opportunity to cure, such failure or inability;

(e) The Participant’s conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs such Participant’s ability to perform his or her duties; or

(f) The Participant’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers, or employees, if the Company has requested such Participant’s cooperation.

1.8 “Change in Control” shall mean the occurrence of any of the following: (i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that, a Change of Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock; (ii) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing 30% or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board of Directors of the Company are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors of the Company before the date of such appointment or election; or (iv) the complete liquidation of the Company or the sale or other disposition by the Company of all or substantially all of the Company's assets.
1.9 “CIC Protection Period” means the twelve (12) month period following a Change in Control and ending on and including the one-year anniversary of the date of a Change in Control.

1.10 “CIC Termination” means a Qualifying Termination which occurs during the CIC Protection Period.

1.11 “Claimant” shall have the meaning set forth in Section 11.1 hereof.

1.12 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.13 “COBRA Period” means the number of months during which the Participant is entitled to COBRA Premium Payments, determined in accordance with Exhibit A or Exhibit B attached hereto, as applicable.

1.14 “COBRA Premium Payment” shall have the meaning set forth in Section 4.2(b) hereof.

1.15 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.16 “Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.

1.17 “Date of Termination” means the effective date of the termination of the Participant’s employment.

1.18 “Disability” means:

(a) the Participant’s inability, by reason of physical or mental illness or other cause, to perform his or her duties hereunder on a full-time basis for a period of 90 days in any one year period; or

(b) in the discretion of the Committee, as such term is defined in any disability insurance policy in effect at the Company during the time in question.

1.19 “Employee” means an individual who is an employee (within the meaning of Code Section 3401(c)) of the Company or any of its subsidiaries.

1.20 “Equity Award” means a Company equity-based award, including, but not limited to, options, restricted stock units, and performance stock units, issued under any equity-based award plan of the Company, including, but not limited to, the Company’s Amended and Restated 2013 Equity Incentive Award Plan, as may be amended from time to time.

1.21 “Equity Award Treatment” shall have the meaning set forth in Section 4.3 hereof.

1.22 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

1.23 “Excise Tax” shall have the meaning set forth in Section 7.1 hereof.

1.24 “Good Reason” means the occurrence of any one or more of the following events without the Participant’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(a) a change in the Participant’s position with the Company which materially diminishes such Participant’s duties, responsibilities, or authority;

(b) a material diminution of the Participant’s Base Compensation; or

(c)  relocation of the Participant’s principal place of employment by more than forty (40) miles.

Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within 90 days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Participant’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.

1.25 “Incentive Compensation Severance” means the portion of a Participant’s Cash Severance that is based on the Participant’s Actual Incentive Compensation or Target Incentive Compensation, as applicable, as determined in accordance with Exhibit A or Exhibit B attached hereto, as applicable.

1.26 “Independent Advisors” shall have the meaning set forth in Section 7.2 hereof.

1.27 “Participant” means each Employee who is selected by the Administrator to participate in the Plan and is provided with (and, if applicable, countersigns) a Participation Notice in accordance with Section 13.2 hereof, other than any Employee who, at the time of his or her termination of employment, is covered by a plan or agreement with the Company or a subsidiary that provides for cash severance or termination benefits that explicitly supersedes and/or replaces the payments and benefits provided under this Plan. For the avoidance of doubt, retention bonus payments, change in control bonus payments and other similar payments shall not constitute “cash severance” for purposes of this definition.

1.28 “Participation Notice” shall have the meaning set forth in Section 13.2 hereof.

1.29 “Qualifying Termination” means a termination of the Participant’s employment with the Company or a subsidiary, as applicable, by the Company or a subsidiary, as applicable, without Cause, or by the Participant for Good Reason. Notwithstanding anything contained herein, in no event shall a Participant be deemed to have experienced a Qualifying Termination (a) if such Participant is offered and/or accepts a comparable employment position with the Company or any subsidiary, or (b) if in connection with a Change in Control or any other corporate transaction or sale of assets involving the Company or any subsidiary, such Participant is offered and accepts a comparable employment position with the successor or purchaser entity (or an affiliate thereof), as applicable. A Qualifying Termination shall not include a termination due to the Participant’s death or Disability.

1.30 “Release” shall have the meaning set forth in Section 4.4 hereof.

1.31 “Severance Benefits” means the severance payments and benefits to which a Participant may become entitled pursuant to Section 4 of the Plan and the Exhibits attached hereto.

1.32 “Target Incentive Compensation” means the Participant’s target cash performance bonus, if any, for the year in which the Date of Termination occurs.

1.33 “Total Payments” shall have the meaning set forth in Section 7.1 hereof.

2. Effectiveness of the Plan; Notification. The Plan shall become effective on April 15, 2020. The Administrator shall, pursuant to a Participation Notice, notify each Participant that such Participant has been selected to participate in the Plan.

3. Administration. Subject to Section 13.4 hereof, the Plan shall be interpreted, administered and operated by the Committee (the “Administrator”), which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate other than to any Participant in the Plan. All decisions, interpretations and other actions of the Administrator (including with respect to whether a Qualifying Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan.

4. Severance Benefits.

4.1 Eligibility. Each Employee who qualifies as a Participant and who experiences a Qualifying Termination is eligible to receive Severance Benefits under the Plan.

4.2 Qualifying Termination Payment. In the event that a Participant experiences a Qualifying Termination (other than a CIC Termination), then, subject to the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan, the Company shall pay or provide to the Participant the following Severance Benefits:

(a) Cash Severance Payment. The Company shall pay to the Participant an amount equal to the Cash Severance determined in accordance with Exhibit A attached hereto. Subject to Section 6.2 hereof, the Cash Severance (as set forth on Exhibit A) shall be paid in substantially equal installments over a Cash Salary Severance Period commencing on the 60th day following the Date of Termination in accordance with the Company’s normal payroll practice.

(b) COBRA. Subject to the requirements of the Code, if the Participant properly elects healthcare continuation coverage under the Company’s group health plans pursuant to COBRA, to the extent that the Participant is eligible to do so, then the Company shall directly pay or, at its election, reimburse the Participant for the COBRA premiums for the Participant and the Participant’s covered dependents (in an amount determined based on the same benefit levels as would have applied if the Participant’s employment had not been terminated based on the Participant’s elections in effect on the Date of Termination) until the earlier of the end of the month during which the Participant’s COBRA Period, determined in accordance with Exhibit A attached hereto, ends or the date the Participant becomes eligible for healthcare coverage under a subsequent employer’s health plan (the “COBRA Premium Payment”). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).

4.3 CIC Termination Payment. In the event that a Participant experiences a CIC Termination, then, subject to the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan, then (a) the Company shall pay or provide to the Participant, as applicable, the Severance Benefits set forth in Sections 4.2(a) and (b) hereof, paid in substantially equal installments over a Cash Salary Severance Period commencing on the 60th day following the Date of Termination in accordance with the Company’s normal payroll practice; provided, however, that the amount of the Cash Severance and the COBRA Period shall be determined in accordance with Exhibit B attached hereto (instead of in accordance with Exhibit A), and (b) each outstanding Equity Award held by the Participant as of his or her Date of Termination shall vest as specified in Exhibit B, and, as applicable, become exercisable upon the later of the effectiveness of the Release and as of immediately prior to the consummation of a Change in Control (the “Equity Award Treatment”).

4.4 Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Plan unless he or she executes a general release of claims substantially in the form attached hereto as Exhibit C (the “Release”) within 21 days (or 45 days if necessary to comply with applicable law) after the Date of Termination and, if he or she is entitled to a seven day post-signing revocation period under applicable law, does not revoke such Release during such seven day period.

5. Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s status as an Employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive any Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.

6. Section 409A.

6.1 General. To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

6.2 Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.

6.3 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.

6.4 Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

6.5 Installments. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

7. Limitation on Payments.

7.1 Best Pay Cap. Notwithstanding any other provision of the Plan, in the event that any payment or benefit received or to be received by a Participant (including any payment or benefit received in connection with a termination of the Participant’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, the Cash Severance benefits under the Plan shall first be reduced, and any noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

7.2 Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments, the receipt or retention of which the Participant has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (b) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).

8. No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service.

9. Successors.

9.1 Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan.

9.2 Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.

10. Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company or to such other address as the Participant may have furnished to the other in writing in accordance herewith and, if to the Company, to such address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.

11. Claims Procedure; Arbitration.

11.1 Claims. Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator consents otherwise in writing. The Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under Section 11.2 hereof.

11.2 Claims Procedure. The Administrator has adopted procedures for considering claims (which are set forth in Exhibit D attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

12. Covenants.

12.1 Restrictive Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, non-solicitation, non-competition, non-disparagement) contained in any other written agreement between the Participant and the Company, as in effect on the date of the Participant’s Qualifying Termination.

12.2 Return of Property. A Participant’s right to receive and/or retain the Severance Benefits payable under the Plan is conditioned upon the Participant’s return to the Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control.

13. Miscellaneous.

13.1 Entire Plan; Relation to Other Agreements. The Plan, together with any Participation Notice issued in connection with the Plan, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof. By participating in the Plan and accepting the Severance Benefits hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof is hereby revoked and ineffective with respect to the Participant (including with respect to any severance arrangement contained in an effective employment agreement, employment letter agreement and/or change of control addendum by and between the Participant and the Company (and/or any subsidiary)).

13.2 Participation Notices. The Administrator shall have the authority, in its sole discretion, to select Employees to participate in the Plan and to provide written notice to any such Employee that he or she is a Participant in, and eligible to receive Severance Benefits under, the Plan (a “Participation Notice”) at or any time prior to his or her termination of employment.

13.3 No Right to Continued Service. Nothing contained in the Plan shall (a) confer upon any Participant any right to continue as an employee of the Company or any subsidiary, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.

13.4 Termination and Amendment of Plan. Prior to the consummation of a Change in Control, the Plan may be amended or terminated by the Administrator at any time and from time to time, in its sole discretion. From and after the consummation of a Change in Control, the Plan may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination.

13.5 Survival. Section 7 (Limitation on Payments), Section 11 (Claims Procedure; Arbitration) and Section 12 (Covenants) hereof shall survive the termination or expiration of the Plan and shall continue in effect.

13.6 Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any subsidiary employer, as applicable.

13.7 Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Plan.

13.8 Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

13.9 Applicable Law. The Plan is intended to be an unfunded “top hat” pension plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the State of Delaware, excluding any that mandate the use of another jurisdiction’s laws, will apply.

13.10 Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

13.11 Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

13.12 Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable.

13.13 Unfunded Plan. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

* * * * *

 I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of ZAGG Inc on April 15, 2020.

Signature: /s/ABBY BARRACLOUGH

Name: Abby Barraclough

Title: General Counsel & Board Secretary

Exhibit A
Calculation of non-Change in control Severance Amounts

Tier	Cash Salary Severance	Incentive Compensation Severance	COBRA Period
1	100% Base Compensation	Pro-rata Actual Incentive Compensation (pro-rated based on the number of days worked during the year in which the Date of Termination occurs, divided by the total number of days in such year)*	12 months
2	100% Base Compensation		12 months
3	75% Base Compensation		9 months
4	50% Base Compensation		6 months

* Payable on the date on which annual bonuses are generally paid (but no later than March 15 of the year following year in which the Date of Termination occurs).

Exhibit B
Calculation of Change in control Severance Amounts

Tier	Cash Salary Severance	Incentive Compensation Severance	Equity Acceleration	COBRA Period
1	200% Base Compensation	200% of Target Incentive Compensation	Full vesting acceleration of Equity Awards (with performance stock unit awards paid at target performance values)	18 months (1)
2	100% Base Compensation	100% of Target Incentive Compensation		12 months
3	100% Base Compensation	100% of Target Incentive Compensation		12 months
4	100% Base Compensation	100% of Target Incentive Compensation		12 months

(1) In addition, Tier 1 Participants shall also receive, in a single lump-sum payment on the 60th day after the Date of Termination, an amount equal to six months of the Participant’s monthly COBRA Premium Payment.

EXHIBIT C

FORM OF RELEASE

[omitted]

EXHIBIT D
Detailed Claims Procedures

Section 1.1. Claim Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall have the right to delegate its duties under this Exhibit and all references to the Administrator shall be a reference to any such delegate, as well. The Administrator shall make all determinations as to the rights of any Participant, beneficiary, alternate payee or other person who makes a claim for benefits under the Plan (each, a “Claimant”). A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. A Claimant who asserts a right to any benefit under the Plan he has not received, in whole or in part, must file a written claim with the Administrator. All written claims shall be submitted to the Company’s Director of Human Resources.

(a)Regular Claims Procedure. The claims procedure in this subsection (a) shall apply to all claims for Plan benefits.

(i)Timing of Denial. If the Administrator denies a claim in whole or in part (an “adverse benefit determination”), then the Administrator will provide notice of the decision to the Claimant within a reasonable period of time, not to exceed 90 days after the Administrator receives the claim, unless the Administrator determines that an extension of time for processing is required. In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial 90 day review period. The extension will not exceed a period of 90 days from the end of the initial 90 day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the benefit decision.

(ii)Denial Notice. The Administrator shall provide every Claimant who is denied a claim for benefits with a written or electronic notice of its decision. The notice will set forth, in a manner to be understood by the Claimant:

(1)the specific reason or reasons for the adverse benefit determination;

(2)reference to the specific Plan provisions on which the determination is based;

(3)a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and

(4)an explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal.

(iii)Appeal of Denial. The Claimant may appeal an initial adverse benefit determination by submitting a written appeal to the Administrator within 60 days of receiving notice of the denial of the claim. The Claimant:

(1)may submit written comments, documents, records and other information relating to the claim for benefits;

(2)will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and

(3)will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.

(iv)Decision on Appeal. The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. The Administrator holds regularly scheduled meetings at least quarterly. The Administrator shall make a benefit determination no later than the date of the regularly scheduled meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second regularly scheduled meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third regularly scheduled meeting of the Administrator following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the Administrator shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Administrator generally cannot extend the review period any further unless the Claimant voluntarily agrees to a longer extension. The Administrator shall notify the Claimant of the benefit determination as soon as possible but not later than five days after it has been made.

(v)Notice of Determination on Appeal. The Administrator shall provide the Claimant with written or electronic notification of its benefit determination on review. In the case of an adverse benefit determination, the notice shall set forth, in a manner intended to be understood by the Claimant:

(1)the specific reason or reasons for the adverse benefit determination;

(2)reference to the specific Plan provisions on which the adverse benefit determination is based;

(3)a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(4)a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures; and

(5)a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(b) Exhaustion; Judicial Proceedings. No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. Any such judicial proceeding must be filed by the earlier of: (a) one year after the Administrator’s final decision regarding the claim appeal or (b) one year after the Participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding. The jurisdiction and venue for any judicial proceedings arising under or relating to the Plan will be exclusively in the courts in California, including the federal courts located there should federal jurisdiction exist. This paragraph (c) shall not be construed to prohibit the enforcement of any arbitration agreements.

(c)Administrator’s Decision is Binding. Benefits under the Plan shall be paid only if the Administrator decides in its sole discretion that a Claimant is entitled to them. In determining claims for benefits, the Administrator has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. Subject to applicable law, any decision made in accordance with the above claims procedures is final and binding on all parties and shall be given the maximum possible deference allowed by law. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.